                                                                   Exhibit 10.48


                            LETTER OF RELEASE AND WAIVER
                                 (HACHIRO KIMURA)


1. Upon signing this Letter of Release and Waiver (the "Letter"), each of the parties hereto accepts and acknowledges all the terms and conditions described herein.

2. Adobe Systems Incorporated, a corporation incorporated under the laws of the state of DELAWARE with its head office at 345 Park Avenue, San Jose, CA 95110, USA ("Adobe Inc.") and Adobe Systems Co., Ltd., a wholly-owned Japanese subsidiary of Adobe Inc., incorporated under the laws of Japan with its registered office at Yebisu Garden Place Tower, 4-20-3 Ebisu, Shibuya-ku, Tokyo 150 Japan ("Adobe Japan") (or both Adobe Inc. and Adobe Japan collectively as the "Company"), and Mr. Hachiro Kimura, a corporate officer of Adobe Inc. and the president, resident representative director and director of Adobe Japan (the "Director") hereby acknowledge the termination of (i) Director's corporate officership with Adobe Inc. as of October 29, 1998 and (ii) Director's engagement as the president/representative director/director of Adobe Japan as of December 1, 1998 (the "Effective Date"). The Director further acknowledges that he voluntarily accepts such termination.

3. During the period from October 29, 1998 to December 1, 1998 ("Transition Period"), the parties hereto agree that the Director will take a personal leave of absence with payment of his usual salary in the ordinary course and thus the parties hereto will not de-register the Director's name as the president/representative director of Adobe Japan from its commercial register, and will permit the Director to maintain the status thereof; provided however, that the Director shall have no authority whatsoever to represent or bind Adobe Japan but for specific matters which are explicitly authorized in writing from time to time by an officer of Adobe Inc., and shall not use the title of "Representative Director", "President", "Director" or "Officer" of Adobe Japan or Adobe Inc. in such manner as would lead third parties to believe that the Director has such authority.

4. The Company shall pay the Director, within 30 days of the Effective Date, an amount of Y104,723,710 subject to his execution of this Letter. This amount includes compensation for payment of two months base salary after the Effective Date in lieu of notice as contractually required under the offer letter between Adobe Inc. and the Director dated November 16, 1993; payment of base salary through the remaining current term of office of the Director which is set to expire on January 31, 1999 (approximately 2 months after the Effective Date; payment of accrued, earned vacation in the amount of 1.32 months base salary; payment of 20 months base salary for a retirement allowance (4 months per year x 5 years of service x final monthly base salary) as contractually required under the offer letter between Adobe Inc. and the Director dated November 16, 1993 and later revised by a resolution of the Executive Compensation Committee; and 4 additional months of base salary in consideration for execution of this agreement. Director's executive bonus for second half fiscal 1998, if any, will be paid in the ordinary course solely as earned. In order to determine the length of service for the purpose of calculation of the retirement allowance provided in this Article, the parties hereto agree that "a year" means a full year.

5.   The Company and the Director acknowledge that the payment set out in
     Article 4, and the Director's rights set forth in the Adobe Stock Option Plan and any agreements issued thereunder to exercise his vested stock options within 90 days of the Effective Date (the "Stock Option Rights") are in full and final satisfaction and discharge all of claims and entitlements which may arise out of his Director's directorship and officer positions and the termination thereof against the Company (Japanese subsidiary Adobe Japan and US parent Adobe Inc.) or any affiliated and related organizations of the Company in Japan, the U.S.A., or anywhere else in the world with respect to any past, present, or future liabilities and obligations whether pursuant to the offer letter dated November 16, 1993 between Adobe Inc. and the Director, any other contractual engagement, directorship or employment agreement between the Company and the Director, statute, contract, common law or otherwise, including without limitation, unpaid remuneration, housing allowance, annual leave, pay in lieu of notice, retirement allowances, incentive or bonus payments, financial accommodation and any other form of allowances.

6. In consideration of the payment provided hereunder, the Director hereby waives and forever quits all claims, suits, causes of action, debts, damages, and expenses which he has or may have had with respect to the Company (Japanese subsidiary Adobe Japan and US parent Adobe Inc.) arising out of his directorship and officer position and the termination thereof. The Director agrees that if he breaches any of his duties set out in this Letter, Adobe Inc., or Adobe Japan is entitled to claim damages from the Director suffered due to his breach, and further acknowledges that Adobe Inc. or Adobe Japan may offset their claims against the payment to be made to the Director provided in Article 4 if necessary.

7. The Director warrants that he has notified the Company of all charges or expenses incurred by him in the name of the Company, or on its behalf, prior to the Effective Date.

8. Each party warrants that it shall not, presently or in the future, assert any claims or causes of action against, defame, injure or damage the good name or reputation of, or obstruct or interfere with the business operations of the other or of any related organizations, their employees, directors, officers, agents, affiliates and related organizations, in Japan, the U.S.A., or anywhere in the world, in connection with the Director's engagement at the Company or the termination thereof.

9. "Confidential Information" means all business, financial, technical and other information (i) concerning the business (including without limitation, business plans, research, development, manufacture or sale of the products) of the Company, which is not generally known and proprietary to the Company or which is treated by the Company as being confidential in nature, including without limitation all formulas, processes, customer lists, computer user identifiers and passwords, and all purchasing, engineering, accounting, marketing and other information, drawings, specifications, trade secrets, know-how and other data, or (ii) received by the Company from third parties under an obligation of secrecy. All information disclosed to the Director or to which the Director had access during the period of his engagement, which the Director has reasonable basis to believe is Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be

     Confidential Information. Confidential Information shall expire one (1) year from the Effective Date.

10. This imposes no obligation on the Directors with respect to Confidential Information which (a) was in the possession of, or was known by the Director without an obligation to maintain its confidentiality prior to its receipt from the Company, (b) is or becomes generally known to the public without violation of this agreement, (c), is obtained from a third party, without an obligation to keep such information confidential, (d) is independently developed without use of the Confidential Information (e) the communication was in response to valid order by a court or other governmental body, was otherwise required by law or was necessary to establish the rights of the Director.

11. No later than the Effective Date, the Director shall return to the Company all Confidential Information, including all copies, excerpts, and summaries of such information in his possession or control, regardless of by whom such Confidential Information was prepared, as well as the Company's seal, purchasing forms and records, keys, name cards, bank books, bank signature cards, customer lists, signature registers and/or other documents that the Director may have acquired during his tenure with the Company, or that may indicate that he is a director or agent of the Company or has authority to represent the Company in any way.

12. The Director agrees that he will not, at any time before or after the termination of his directorship and officer position, divulge in any way whatsoever or publish or otherwise reveal or use for his own or any other person's benefit any Confidential Information, including any intellectual property/capital which belongs to the Company, that he has acquired or encountered during his engagement in connection with the Companies, including but not limited to any information relating to marketing, the customers of the Company, customer lists, ideas, know-how, etc.

13. This Letter, Directors' Employee Inventions and Proprietary Rights Assignment Agreement dated November 17, 1994 and Director's Indemnity Agreement dated May 30, 1997 with Adobe Inc. constitute the entire agreement and understanding between the Director and the Company such that no rights or obligations are reserved by either party hereto, except as specifically set forth herein.


Date: October 29, 1998


Signature:                         Stamp (HANKO):


/s/ Hachiro Kimura
---------------------
Hachiro Kimura
The Director

7-12-13 Tsuchihashi
Miyamae-ku, Kawasaki-shi
213 Japan

Acknowledged and accepted by:

The Company:

     Adobe Systems Incorporated

     Signature:


     /s/ Charles Geschke
     -------------------------------
     Charles Geschke
     President and Chairman, Adobe Systems, Inc.

     Adobe Systems Co., Ltd.

     Signature:


     /s/ Charles Geschke
     ------------------------------
     Charles Geschke
     Director, Adobe Systems Co., Ltd.